Exhibit 99.1

For more information, contact:

David Nagler

Vice President, Corporate Affairs

(510) 585-2200 x211

ARYX THERAPEUTICS REPORTS FOURTH QUARTER AND
FULL YEAR 2007 FINANCIAL RESULTS

FREMONT, California, March 12, 2008 — ARYx Therapeutics, Inc. (Nasdaq:ARYX) today reported financial results for the fourth quarter and year ended December 31, 2007.

“2007 was a year of tremendous growth and accomplishment for ARYx,” said Dr. Paul Goddard, chairman and chief executive officer of ARYx. “During this productive year, we significantly advanced our clinical stage product pipeline, moved additional products toward the clinic, and completed an initial public offering to fuel continued development of the company’s product portfolio.”

2007 Product Development Highlights

•                  Completed a Phase 2 trial for ATI-5923, an anticoagulant agent for patients who are at a high risk of forming life-threatening blood clots, which demonstrated a superior maintenance of target anticoagulation as compared to these patients historical maintenance using warfarin;

•                  Initiated (through our partner Procter & Gamble Pharmaceuticals) a cardiac safety study for ATI-7505, a prokinetic agent for the treatment of upper and lower gastrointestinal disorders;

•                  Enrolled patients at new clinical trial sites in Europe and North America for ongoing Phase 2 study of ATI-2042 for treatment of atrial fibrillation; and

•                  Prepared the preclinical package for ATI-9242, an oral antipsychotic agent for the treatment of certain psychiatric disorders including schizophrenia, to enable an IND filing in the first half of 2008.

Results of Operations

For the fourth quarter of 2007, ARYx reported a net loss of $8.1 million, compared to a net loss of $4.4 million for the fourth quarter of 2006. For the full year 2007, ARYx reported a net loss of $27.6 million, compared to a net loss of $27.3 million for the prior year. Results for the fourth quarter and full year 2007 reflect increased costs associated with public company administration and continued investment in ARYx’s development stage product pipeline.

Revenues were $1.0 million during the fourth quarter of 2007 compared to $3.0 million during the fourth quarter of 2006. For the full year 2007, revenues were $4.2 million compared to $4.7 million for the prior year. The decrease in revenue as compared to prior periods is due primarily to the timing of revenue resulting from the collaboration agreement with P&G, specifically related to the substantial completion of transitional services on behalf of P&G in the fourth quarter of 2006 and the receipt of a $1.0 million milestone payment in the third quarter of 2006. Most of the revenue recognized in 2007 is related to the recognition of a $25 million non-refundable upfront license fee paid to ARYx in August 2006 that is being recognized over an approximate 7.5 year period.

Research and development expense for the fourth quarter of 2007 was $7.4 million compared to $3.8 million for the fourth quarter of 2006. For the full year 2007, research and development expense was $25.0 million compared to $24.0 million for the prior year. The increase in expense for both periods was primarily due to an increase in development costs related to the ATI-5923 program, an oral anti-coagulant, the ATI-2042 program, a treatment for atrial fibrillation, and the ATI-9242 program, an atypical antipsychotic.

Selling, general and administrative expense for the fourth quarter of 2007 was $2.2 million compared to $1.8 million for the fourth quarter of 2006. For the full year 2007, selling, general and administrative expense was $7.7 million compared to $6.9 million for the prior year. The increase in expense for both periods was primarily due to increases in personnel and personnel related costs, including stock compensation expense, in support of expanded research and development and public company administration operations.

As of December 31, 2007, ARYx had $63.1 million in cash, cash equivalents and short-term investments. This amount includes net proceeds of approximately $43.8 million resulting from completion of the company’s initial public offering in November 2007.

Conference Call and Webcast Information

A conference call to discuss results for the fourth quarter and year ended December 31, 2007 will be held March 12, 2008 at 8:00am Pacific Time. The conference call may be accessed at www.aryx.com or by dialing 866-700-7441. Participants outside of the U.S. should dial 617-213-8839. The passcode for the call is 77602605.

Replays of the call will be available until March 26, 2008 at the company’s Web site or by dialing 888-286-8010 or 617-801-6888 (international), passcode 59635426.

About ARYx Therapeutics

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design(TM) technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has three products in Phase 2 clinical trials: ATI-7505 for the treatment of various gastrointestinal disorders, ATI-5923 for the treatment of patients at risk for the formation of dangerous blood clots, and ATI-2042 for the treatment of atrial fibrillation. A fourth product, ATI-9242 for the treatment of schizophrenia and other psychiatric disorders, is in preclinical development.

About ATI-7505

ATI-7505 is our most advanced product designed to enhance upper and lower gastrointestinal motility to treat various GI disorders. A potent agonist of 5-HT4 receptors which exist throughout the GI tract regulating gastric emptying and the motility of food through the intestines, ATI-7505 is engineered to maintain the efficacy of cisapride, a drug that reached peak sales of $1.0 billion a year prior to being withdrawn from the market in 2000 due to life-threatening cardiac toxicities. However, unlike cisapride, ATI-7505 is not dependent upon a rate-limiting cytochrome P450 enzyme in the liver for metabolism and therefore avoids the build-up of drug levels associated with cisapride’s toxicities. In addition, ATI-7505 is more selective than cisapride having minimal activity on the hERG channel in the heart and virtually no activity at the 5-HT3 or other serotonergic receptors. To date, over 600 individuals have been treated with ATI-7505 and intensely monitored for cardiac effects with no cardiac QT prolongation seen. ATI-7505 was licensed to Procter & Gamble Pharmaceuticals (P&G) in 2006 and is currently in Phase 2b clinical studies.

About ATI-5923

ATI-5923 is modeled on the drug warfarin as an oral anticoagulation therapy for patients who are in danger of forming life-threatening blood clots as a result of atrial fibrillation, valvular heart disease or venous thromboembolism. This represents nearly 3.5 million patients in the United States alone. Patients with implanted mechanical heart valves are also amongst those requiring anticoagulation therapy. ATI-5923, like warfarin, is a selective VKOR, or vitamin K epoxide reductase enzyme and has the same mechanism of anticoagulation action as warfarin. Unlike warfarin, which is dependent upon cytochrome P450 enzymes for metabolism, ATI-5923 avoids drug-drug interactions through its alternative metabolic pathway. We believe the avoidance of cytochrome P450 metabolism will cause the dosing and response to ATI-5923 to be more predictable than with warfarin, avoiding the dangers of over-or-under therapeutic anticoagulation long associated with that therapy.

About ATI-2042

ATI-2042 is modeled on amiodarone, the “gold standard” anti-arrhythmic therapy for the treatment of atrial fibrillation (AF). Approximately 6.4 million people in the United States are diagnosed with AF. No other therapy has demonstrated the efficacy of amiodarone in the treatment of persistent and paroxysmal AF and its avoidance of dangerous proarrhythmic effects. However, amiodarone is dependent upon cytochrome P450 enzymes for metabolism and as a result many of its potentially life-threatening and toxic side effects limit its use. By not depending upon these enzymes for metabolism, ATI-2042 is designed to maintain amiodarone’s unique, balanced pharmacological effect on various ion channels in the heart while avoiding its very slow elimination and resulting side effects. A previously reported Phase 2a trial showed a substantial reduction in AF burden in patients at all tested dose levels of ATI-2042 when compared against baseline.

About ATI-9242

ATI-9242 is a next-generation atypical antipsychotic therapy whose receptor selectivity has been modeled to replicate the efficacy of clozapine for the treatment of schizophrenia and other psychiatric disorders. In addition, ATI-9242 has been engineered to have an improved effect on the negative symptoms associated with schizophrenia and enhance cognition. ATI-9242 has been engineered to minimize the metabolic consequences of weight gain often resulting from the use of atypical antipsychotics. By not depending upon the cytochrome P450 enzymes for metabolism, ATI-9242 is designed to avoid drug-drug interactions.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the timing and availability of clinical results, the initiation of new clinical trials, the ability of the company to enter into collaboration agreements, the completion of preclinical work, the ability of preclinical packages to lead to further clinical trials, the ability of a product candidate to be more predictable than currently available therapies regarding dosing and response to treatment, and the ability of a product candidate to avoid the dangers existing in currently available therapies. Words such as “are expected,” “we expect,” “we believe,” “will begin,” “should be available,” “should allow,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the company’s current expectations. Forward-looking statements involve risks and uncertainties. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that collaborative arrangements will likely place the development of our product candidates outside of our control, the risk that we may have to alter our development and commercialization plans if collaborative relationships are not established for ATI-5923 and ATI-2042, the risk that the company may be unable to raise additional capital when needed which would force the company to delay, reduce or eliminate product development programs, the risk that any failure or delay in commencing or completing clinical trials for the company’s product candidates could severely harm our business, and the risk that third party manufacturers could delay or prevent the clinical development of our product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended December 31, 2007. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

Financial Data Tables

ARYx Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2007	2006
	(note A)
ASSETS
Current assets:
Cash and cash equivalents	$55,476	$18,660
Marketable securities	7,640	31,648
Other current assets	1,783	1,103
Total current assets	64,899	51,411
Property and equipment, net	3,655	4,169
Other assets	1,071	1,184
Total assets	$69,625	$56,764

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current liabilities	$6,008	$4,434
Current portion of long-term borrowings	3,536	3,197
Current portion of deferred revenue	3,913	3,896
Total current liabilities	13,457	11,527
Long-term borrowings	3,444	6,679
Deferred revenue	15,584	19,481
Other non-current liabilities	1,793	2,124
Convertible preferred stock	—	110,665
Stockholders’ equity (deficit):
Common stock	18	1
Additional paid-in capital and other	158,053	1,450
Accumulated deficit	(122,724)	(95,163)
Total stockholders’ equity (deficit)	35,347	(93,712)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$69,625	$56,764

Note A: The balance sheet has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statement presentation.

ARYx Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amount)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)
Revenue:
Collaboration services	$10	$2,037	$262	$2,116
Technology license fees	974	974	3,896	1,623
Contractual milestone payments	—	—	—	1,000
Total revenue	984	3,011	4,158	4,739

Costs and expenses:
Cost of collaboration service revenue	10	2,037	262	2,116
Research and development	7,392	3,831	24,994	23,973
Selling, general and administrative	2,176	1,786	7,702	6,938
Total costs and expenses	9,578	7,654	32,958	33,027
Loss from operations	(8,594)	(4,643)	(28,800)	(28,288)

Interest and other income, net	907	642	2,591	2,294
Interest expense	(417)	(350)	(1,352)	(1,324)
Loss before cumulative effect of change in accounting principle	(8,104)	(4,351)	(27,561)	(27,318)
Cumulative effect of change in accounting principle	—	—	—	(10)
Net loss	$(8,104)	$(4,351)	$(27,561)	$(27,328)

Basic and diluted net loss per common share	$(0.80)	$(4.22)	$(8.24)	$(26.84)

Weighted average shares used to compute basic and diluted loss per common share	10,094	1,031	3,346	1,018

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